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                                                                   EXHIBIT 10.37


June 12, 2000

Lisa Steere
Gloria Jean's Gourmet Coffee
Castroville, CA

Dear Lisa:

         We are pleased to offer you the position of Executive Vice President of Marketing for Gloria Jean's Gourmet Coffee. This position is being counted on to significantly increase sales for the entire Gloria Jean's Division and put us back on track with the delivery of profitability and shareholder value. You should take this as a sign of personal respect and the confidence we have in you to deliver results. We view this as a growth position and a unique opportunity to help create something really special.

Our offer is as follows:

o BASE SALARY - $2,884.62 per week (paid on a bi-weekly basis) which equates to $150,000 annually at the completion of one full year in position. Wages are reviewed annually as anniversary dates are reached.

o INCENTIVE/BONUS PLAN - You will be eligible to participate in our executive vice president's incentive plan, up to 25% of your annual base salary, which is paid based upon achievement of fiscal year budgeted income targets for the company and the successful completion of mutually agreed on individual objectives.

o STOCK OPTIONS - You will participate in the executive vice president stock option plan and receive shares commensurate with that position as the Board allocates shares for the new fiscal year (2000/2001).

o WELLNESS - You will participate in the company's executive wellness plan. Which means you will be reimbursed 100% of the initiation fee and monthly dues to an approved Health Club membership.

o EMPLOYMENT AT WILL - You may resign at any time and the Company may terminate at any time, with or without cause or notice.

o TERMINATION NOT FOR CAUSE - Should your employment be terminated for reasons other than cause (cause meaning willful misconduct, repeated failure to perform duties, fraud or dishonesty, felonious, or criminal acts), you will be entitled to a one-time payment equal to six month's salary.

o    POSITION REPORTS directly to the President of Gloria Jean's

o    EFFECTIVE DATE - May 27, 2000.

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We have been impressed with your accomplishments and look forward to you raising the bar as we grow sales and profits at Gloria Jean's. Please confirm your acceptance of this offer by signing and returning an executed copy to Matt Kimble.

Very truly yours,


/s/ ROBERT RODRIGUEZ
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Robert Rodriguez
President, Gloria Jean's

I accept the position of Executive Vice President of Marketing for Gloria Jean's Gourmet Coffee on the above terms and conditions.



/s/ LISA STEERE
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Lisa Steere                                 Date